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                                                                    EXHIBIT 99.5

                    PEOPLES BANK CORPORATION OF INDIANAPOLIS
                   NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
                         TO BE HELD ON OCTOBER 27, 1999

To the Shareholders of
Peoples Bank Corporation of Indianapolis:

    We will hold a special meeting of the shareholders of Peoples Bank Corporation of Indianapolis, an Indiana corporation, on October 27, 1999, at
10:30 a.m. Eastern Standard Time, at                         ,
                        ,             , Indiana for the following purposes:

1. To consider and vote upon a proposal to adopt and approve an Affiliation Agreement, dated as of July 12, 1999, by and between Fifth Third Bancorp, an Ohio corporation, and Peoples Bank Corporation of Indianapolis, and the transactions contemplated thereby, including the merger of Peoples Bank Corporation of Indianapolis with and into Fifth Third upon the terms and subject to the conditions set forth in the affiliation agreement, as more fully described in the enclosed Proxy Statement/Prospectus.

2. To transact any other business as may properly be brought before the special meeting or any adjournments or postponements of the special meeting.

    The Affiliation Agreement and the merger must be approved by the affirmative vote of at least a majority of the outstanding shares of Peoples Voting Common Stock and at least a majority of the outstanding shares of Peoples non-voting common stock, each voting as a separate voting group.

    HOLDERS OF PEOPLES VOTING COMMON STOCK ARE ENTITLED TO ASSERT DISSENTERS' RIGHTS AS SET FORTH IN SECTIONS 23-1-44-1 THROUGH 23-1-44-20 OF THE INDIANA BUSINESS CORPORATION LAW, COPIES OF WHICH ARE ATTACHED TO THE ENCLOSED PROXY STATEMENT/PROSPECTUS AS ANNEX D. HOLDERS OF PEOPLES NON-VOTING COMMON STOCK ARE NOT ENTITLED TO ASSERT DISSENTERS' RIGHTS.

    We have fixed the close of business on             , 1999 as the record date
for determining those shareholders entitled to vote at the special meeting and any adjournments or postponements of the special meeting. Accordingly, only shareholders of record on that date are entitled to notice of, and to vote at, the special meeting and any adjournments or postponements of the special meeting. If you wish to attend the meeting but your shares are held in the name of a broker, trust, bank or other nominee, please bring a proxy or letter from the broker, trustee or nominee with you to confirm your beneficial ownership of the shares.

                                          By Order of the Board of Directors,

                                          Charles R. Hageboeck
                                          SECRETARY